Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES REPORTS FIRST QUARTER 2009 RESULTS

Common and Preferred Dividends Declared

May 5, 2009 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended March 31, 2009. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $34.8 million, or $0.66 per share, for first quarter 2009, as compared with $34.2 million, or $0.65 per share, for the same period in 2008. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) Net income available to common shareholders for the first quarter totaled $13.0 million, or $0.25 per share, as compared with $12.7 million, or $0.25 per share, for the same period 2008. FFO per share and earnings per share (EPS) results for the 2009 and 2008 periods include noncash charges totaling $0.03 per share associated with the implementation of the Financial Accounting Standards Board’s (FASB) Staff Position APB 14-1.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. BRE’s 4.125% convertible senior notes are within the scope of FSP APB 14-1, and the implementation of this standard resulted in the recognition of additional noncash interest expense that totaled $1.6 million and $1.5 million for the three months ended March 31, 2009 and 2008, respectively.

Total revenues from continuing operations for the quarter were $83.7 million, as compared with $81.5 million a year ago. Adjusted EBITDA for the quarter totaled $58.4 million, as compared with $59.9 million in first quarter 2008. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

Same-store net operating income (NOI) decreased 1.1% for the quarter, as compared with the same period in 2008. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) Developed properties generated $1.9 million in additional NOI during the quarter, as compared with first quarter 2008.

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Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,480 apartment units owned directly by BRE, same-store units totaled 18,681 for the quarter.

On a year-over-year basis, revenue decreased 0.6% for the quarter. Average same-store market rent for the first quarter 2009 declined 1.6% to $1,489 per unit, from $1,513 per unit in first quarter 2008. Same-store physical occupancy levels averaged 93.2% during first quarter 2009, as compared with 94.3% in the same period 2008. Physical occupancy at the end of the first quarter was 93.4%. Rent concessions in the same-store portfolio totaled $1.8 million, or 9.2 days rent, for first quarter, as compared with $635,000, or 3.5 days, for the same period 2008. Property-level operating expense increased 0.7% from first quarter 2008.

On a sequential basis, same-store revenue declined 1.5%, expenses increased 3.3% and NOI decreased 3.3% against fourth quarter 2008 results.

Same-store results were impacted primarily by the increasing job losses in the company’s operating markets. In Southern California, unemployment rates increased to 10.7% in the first quarter 2009 from 8.8% in the fourth quarter 2008; the San Francisco Bay area saw unemployment rates rise to 9.9% in the first quarter, from 7.3% in the previous quarter; Seattle’s unemployment rate increased to 8.7% from 6.3% during the same period. The following table depicts job losses in the company’s core markets over the last 18 months:

Core Markets	Same-Store		Absolute Job Losses
	# Units	% NOI	12 months ended September 2008	6 months ended March 2009
San Diego	3,958	22.7%	(17,100)	(30,100)
Inland Empire	3,249	14.0%	(55,900)	(48,000)
Orange County	2,545	14.4%	(38,800)	(43,800)
Los Angeles	2,075	11.6%	(75,200)	(103,100)
San Francisco	2,928	20.2%	(25,200)	(86,700)
Seattle	2,624	13.0%	16,400	(62,200)
Total Core Markets	17,379	95.9%	(195,800)	(373,900)

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Community Development & Disposition Activity

During the first quarter, construction was completed and the final units were delivered at 5600 Wilshire (284 units) in Los Angeles, Calif. Currently, 214 units are leased; leasing velocity has averaged 30 units per month since the property opened. During the first quarter, the company commenced unit deliveries at Park Viridian in Anaheim, Calif. and Taylor 28 in Seattle, Wash. When completed, Park Viridian will have 320 units, of which 124 were delivered, and 115 are currently leased; Taylor 28 will have 197 units, of which 81 were delivered, and 52 are currently leased.

Including the two sites that commenced delivery of units during the quarter, BRE currently has four communities under construction: one in Southern California, one in Northern California and two in Seattle, Washington, 1,083 units in total, an aggregate projected investment of $322.4 million and an estimated balance to complete totaling $76.0 million.

BRE owns three land parcels representing 960 units of future development, and an estimated aggregate investment of $455 million upon completion. Two land parcels are in Southern California, and one is in Northern California.

The company classified as held-for-sale two properties in Sacramento, Calif. and two in Seattle, Wash., totaling 1,339 units, in the first quarter, in addition to one property in the Inland Empire classified as held for sale in 2008.

Capital Markets Activity

Subsequent to the end of the first quarter, BRE completed tender offers for four series of senior unsecured notes. The results of this activity are detailed in the following table:

	Principal Amount Prior to Tender	Total Tendered	% Tendered	Principal Amount Remaining
5.750% Senior Notes due 2009	$150,000,000	$61,407,000	41%	$88,593,000
4.875% Senior Notes due 2010	$150,000,000	$119,421,000	80%	$30,579,000
7.450% Senior Notes due 2011	$250,000,000	$201,455,000	81%	$48,545,000
7.125% Senior Notes due 2013	$130,000,000	$89,982,000	69%	$40,018,000
TOTAL	$680,000,000	$472,265,000	69%	$207,735,000

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Also subsequent to the end of the quarter, the company closed a $620 million 10-year, fixed-rate secured credit facility originated by Deutsche Bank Berkshire Mortgage for repurchase by Fannie Mae (NYSE: FNM). The facility consists of two $310 million tranches; the first was drawn in full upon closing; the second is expected to be drawn on or about August 4, 2009. Collateral for the facility comprises 15 multifamily properties totaling 4,651 units.

The total weighted average coupon of the senior notes tendered was 6.5%; the effective composite annual cost of the secured debt is 5.6%. Annualized interest savings from the recapitalization are estimated at $4.2 million.

Common and Preferred Dividends Declared

On April 30, 2009, the BRE Board of Directors approved the payment of regular common and preferred stock dividends for the quarter ending June 30, 2009. All common and preferred dividends will be payable on Tuesday, June 30, 2009 to shareholders of record on Monday, June 15, 2009.

The board also declared that the second quarter 2009 common dividend will remain unchanged from the previous quarter: $0.5625 per share. The quarterly common dividend payment is equivalent to $2.25 per share on an annualized basis, and represents a yield of approximately 8.74% on yesterday’s closing price of $25.74 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

Earnings Guidance Revised

On December 18, 2008, the company issued initial 2009 earnings estimates: the FFO per share estimate ranged $2.45 to $2.65; the EPS estimate ranged $0.76 to $0.96. The EPS estimate did not include projected gains or losses associated with property sales for 2009. In addition, the EPS and FFO estimates did not include projected recognition of nonroutine revenue and expense items, or the impact from mandatory adoption of FSP APB 14-1.

As reported with the results for first quarter 2009, the company has adopted FSP APB 14-1 and has adjusted its earnings guidance accordingly. In addition, the company has adjusted earnings guidance to reflect its

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revised outlook for same-store operations for the balance of 2009, expected level of corporate G&A expense,

and debt recapitalization efforts transacted subsequent to the end of the first quarter. On a reported basis, the company expects FFO per share for 2009 to range $2.38 to $2.53, and EPS to range $0.69 to $0.84.

Excluding the noncash interest charges associated with the adoption of FSP APB 14-1, per share core FFO amounts for 2009 are expected to range $2.50 to $2.65. The revised FFO and EPS estimates do not include projected gains or losses on property sales, or the recognition of nonroutine revenue and expense items.

Based on current judgment, the adoption of FSP APB 14-1 will result in a noncash interest charge of $1.6 million each quarter, or $0.03 per share, a charge that will be recognized on a quarterly basis through the first quarter of 2012. The company has revised its outlook for same-store operations for the balance of 2009 as follows: same-store revenue growth is expected to decline in a range of 2.0% to 3.5%, and same-store NOI is expected to decline in a range of 4.0% to 5.5%. Previous guidance estimated same-store revenue to perform flat against 2008 levels or decline 1.5%, and NOI to decline in a range of 1.0% to 3.5%.

Other components of 2009 earnings guidance that have been revised include interest expense, which is expected to range $79 million to $82 million, excluding the noncash impact from FSP APB 14-1, and corporate G&A expense, which is expected to range $18 million to $19 million.

Annual Meeting of Shareholders

The company will hold its 39th Annual Meeting of Shareholders on Thursday, May 21, 2009 at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, CA 94104, at 10:00 a.m. Pacific. The company’s proxy statement, voting materials and Form 10-K are available on the company’s Web site at www.breproperties.com/investors/proxy. If you wish to receive hard copies of these documents, please contact your securities broker or BRE Investor Relations at 415.445.6500 or ir@breproperties.com.

Q1 2009 Analyst Conference Call

The company will hold a conference call on Wednesday, May 6, 2009 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 41904968. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 41904968. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

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Q2 2009 Earnings Dates

The company will report second quarter 2009 earnings after close of market on August 4, 2009, followed by a conference call on August 5, 2009 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 73 apartment communities totaling 21,480 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has seven properties in various stages of development and construction, totaling 1,943 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no obligation to update this information. For more details, refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

First Quarter 2009

(Unaudited, dollar amounts in thousands except per share data)

	March 31, 2009	December 31, 2008 (1)
ASSETS
Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$2,930,030	$2,907,902
Construction in progress	204,857	295,074
Less: accumulated depreciation	(501,334)	(509,647)

	2,633,553	2,693,329

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	62,507	62,497

Real estate held for sale, net	84,797	31,936

Land under development	126,841	123,609

Total real estate portfolio	2,907,698	2,911,371

Cash	5,845	7,724
Other assets	89,925	73,521

TOTAL ASSETS	$3,003,468	$2,992,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$1,457,662	$1,505,905
Unsecured line of credit	365,000	245,000
Mortgage loans	134,000	151,496
Accounts payable and accrued expenses	60,775	91,039

Total liabilities	2,017,437	1,993,440

Redeemable noncontrolling interests	23,447	29,972

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at March 31, 2009 and December 31, 2008 , respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,241,008 and 51,149,745 at March 31, 2009 and December 31, 2008, respectively.	512	511
Additional paid-in capital	962,002	968,623

Total shareholders’ equity	962,584	969,204

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,003,468	$2,992,616

(1)	Balance sheet is restated to reflect the adoption of APB 14-1 & SFAS No. 160.

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended March 31, 2009 and 2008

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 3/31/09	Quarter ended 3/31/08
REVENUE
Rental income	$80,437	$78,376
Ancillary income	3,246	3,154

Total revenue	83,683	81,530

EXPENSES
Real estate expenses	$25,441	$24,381
Depreciation	20,528	19,224
Interest expense (1)	21,022	22,963
General and administrative	4,326	4,655

Total expenses	71,317	71,223

Other income	628	594

Income before minority interests, partnership income and discontinued operations	12,994	10,901

Partnership income	656	631

Income from continuing operations	13,650	11,532
Discontinued operations:
Discontinued operations, net (2)	2,841	4,705

Total discontinued operations	2,841	4,705

NET INCOME	$16,491	$16,237

Redeemable noncontrolling interest in income	545	580

Dividends attributable to preferred stock	2,953	2,953

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,993	$12,704

Net income per common share - basic	$0.25	$0.25

Net income per common share - assuming dilution	$0.25	$0.25

Weighted average shares outstanding - basic (3)	51,180	50,985

Weighted average shares outstanding - assuming dilution (3)	51,180	51,379

(1)	Income Statement for the three months ended March 31, 2008 has been restated to reflect the adoption of APB 14-1.
(2)	Details of net earnings from discontinued operations. For 2009, includes five operating properties classified as held for sale as of March 31, 2009. The 2008 totals include the properties mentioned above and six properties sold in 2008.

	Three months ended 3/31/09	Three months ended 3/31/08
Rental and ancillary income	$4,925	$9,435
Real estate expenses	(1,702)	(3,294)
Depreciation	(382)	(1,401)
Interest expense	—	(35)

Income from discontinued operations, net	$2,841	$4,705

(3)	Share count for the three months ended March 31, 2008 restated to reflect retroactive adoption of EITF 03-6-1.

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 3/31/2009	Quarter Ended 3/31/2008
Net income available to common shareholders	$12,993	$12,704
Depreciation from continuing operations	20,528	19,224
Depreciation from discontinued operations	382	1,401
Redeemable noncontrolling interest in income	545	580
Depreciation from unconsolidated entities	449	402
Less: Redeemable noncontrolling interest in income not convertible into common shares	(106)	(106)

Funds from operations	$34,791	$34,205

Allocation to participating securities - diluted FFO(1)	$(355)	$(181)

Allocation to participating securities - diluted EPS(1)	$(83)	$(58)

Diluted shares outstanding - EPS	51,180	51,379
Net income per common share - diluted	$0.25	$0.25

Diluted shares outstanding - FFO	51,965	52,224
FFO per common share - diluted	$0.66	$0.65

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share when applying the two class method under EITF 03-06-1.

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 3/31/2009	Quarter Ended 3/31/2008
Net income available to common shareholders	$12,993	$12,704
Interest, including discontinued operations	21,022	22,998
Depreciation, including discontinued operations	20,910	20,625

EBITDA	54,925	56,327
Redeemable noncontrolling interest in income	545	580
Dividends on preferred stock	2,953	2,953

Adjusted EBITDA	$58,423	$59,860

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 3/31/2009	Quarter Ended 3/31/2008
Net income available to common shareholders	$12,993	$12,704
Interest, including discontinued operations	21,022	22,998
Depreciation, including discontinued operations	20,910	20,625
Redeemable noncontrolling interest in income	545	580
Dividends on preferred stock	2,953	2,953
General and administrative expense	4,326	4,655

NOI	$62,749	$64,515

Less Non Same-Store NOI	7,822	8,964

Same-Store NOI	$54,927	$55,551